OPTION AGREEMENT

     THIS   OPTION  HAS  NOT  BEEN  REGISTERED  UNDER   THE
     SECURITIES  ACT  OF 1933, AS AMENDED (THE  "ACT"),  OR
     UNDER  THE  SECURITIES LAWS OF ANY  STATE  ("BLUE  SKY
     LAWS"),  AND  MAY  NOT BE SOLD OR TRANSFERRED  IN  THE
     ABSENCE  OF AN EFFECTIVE REGISTRATION STATEMENT  UNDER
     THE  ACT  AND APPLICABLE BLUE SKY LAWS OR DELIVERY  TO
     THE COMPANY OF EVIDENCE REASONABLY SATISFACTORY TO THE
     COMPANY   TO   THE  EFFECT  THAT  AN  EXEMPTION   FROM
     REGISTRATION THEREUNDER IS AVAILABLE.

   This Option Agreement (the "Option") is made and entered into as of October 27, 1999, by and between Electrosource, Inc., a Delaware corporation (the "Company"), and Kamkorp Limited, a
United Kingdom Company (the "Purchaser").

  The parties to this Option therefore agree as follows:

   1. Grant of Option. This certifies that, for value received, Purchaser, as the holder of this Option, is entitled to purchase from the Company up to three million (3,000,000) shares (the "Option Shares") of the Company's Common Stock, $1.00 par value ("Common Stock"), at an exercise price of One Dollar ($US 1.00) per share, subject to the terms and conditions contained herein.

  2. Exercise of Option.

   (a) This Option may be exercised by the Purchaser as follows:

       (i) As to two million (2,000,000) Option Shares, from the date hereof until 5:00 PM, Austin, Texas time on April 27, 2000;

       (ii) As to five hundred thousand (500,000) Option Shares, from the date hereof until 5:00 PM, Austin, Texas time on on July 27, 2000; and

       (iii) As to five hundred thousand (500,000) Option Shares, from the date hereof until 5:00 PM, Austin, Texas time on on October 27, 2000.

     Each partial exercise shall be applied against the earliest expiring tranche of options that remain exercisable at the date of the contemplated exercise.

   (b) In order to exercise this Option, the Purchaser shall give written notice of exercise at the principal office of the Company located at 2809 Interstate 35 South, San Marcos, Texas, and tender to the Company by certified or cashiers check or bank wire transfer of funds a sum equal to the Exercise Price for the shares of Common Stock to be purchased.

   (c) As promptly as practicable, after receipt of such notice and the tender of the Exercise Price for the Option Shares to be purchased, the Company shall issue at its expense, and shall deliver to The Purchaser at its principal office, or at such other place as Purchaser reasonably may request, a certificate or certificates for the number of shares of Common Stock issuable upon the exercise in question. Such exercise shall be deemed to have been effected immediately prior to the close of business on the date (the "Exercise Date") on which the Company shall have received such notice and the tender of the aggregate Exercise Price for the Option Shares, and at such time the Purchaser shall be deemed to have become the holder of record of the shares represented thereby.

   (d) The Company shall bear all sales, use, documentary, stamp and other transfer taxes, if any, arising out of or by reason of the transactions contemplated by this Option, including without limitation the issuance of the Option and the issuance of Common Stock on exercise of the Option.

  3. No Rights as Stockholder. This Option shall not entitle the
Purchaser to any of the rights of a stockholder of the Company prior to the exercise hereof.

   4. Representations of the Company. The Company represents and warrants to The Purchaser as of the date of this Option as follows:

   (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. The Company has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and as currently proposed to be conducted and to carry out the transactions contemplated by this Option.

   (b) The execution, delivery and performance of this Option have been duly authorized by the Company. This Option constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by equitable principles. The execution, delivery and performance by the Company of this
Option, the issuance of Common Stock upon exercise of this Option, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under,
(iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company's or any subsidiary's capital stock or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the Certificate of Incorporation or Bylaws of the Company, or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree to which the Company is subject.

   (c) All shares of Common Stock issuable upon exercise of this Option will, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.

   5. Amendment. This Option may be amended only by a written instrument executed by the Company and the Purchaser

   6. Assignment. This Option may not be sold, transferred, hypothecated or assigned without the express written consent of the Company.

   7. Governing Law; Venue. All questions concerning the construction, validity and interpretations of this Option will be governed by the internal laws, and not the law of conflicts, of the State of Delaware. Each party waives the right to demand a jury in any action, suit or proceeding arising pursuant to this Option.

   8. Termination; Survival. This Option shall terminate and expire at 5:00 p.m., Austin, Texas time, on October 27, 2000, if not exercised on or prior to such time.

   IN WITNESS WHEREOF, the Company executed and delivered this Option as of October 27, 1999.

ELECTROSOURCE, INC.



By:       /s/ Benny Jay
   Benny Jay, President and CEO



ACCEPTED:

KAMKORP, LTD.


By:      /s/ Roger Musson
      Roger Musson